Exhibit 10.10

ASSIGNMENT OF TENANT’S INTEREST IN LEASE AND

ASSUMPTION OF LEASE OBLIGATIONS

(650 Gateway Boulevard, South San Francisco, CA)

This Assignment of Tenant’s Interest in Lease and Assumption of Lease Obligations (“Agreement”) dated as of December 2, 2012 is made by and between ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Assignor”), and PROTHENA BIOSCIENCES INC, a Delaware corporation (“Assignee”).

RECITALS

A. Assignor and ARE-San Francisco No. 33, LLC, a Delaware limited liability company (“Landlord”), are parties to that certain Lease Agreement dated as of March 18, 2010, as amended by that certain First Amendment to Lease dated as of November 18, 2011, and as further amended by that certain Second Amendment to Lease dated as of June 1, 2012, and by that certain Third Amendment to Lease dated as of October 3, 2012 (as amended, the “Lease”). Pursuant to the Lease, Assignor, as “Tenant,” leases certain premises consisting of approximately 36,441 rentable square feet (the “Premises,” as shown on Exhibit A to this Agreement) in a building located at 650 Gateway Boulevard, South San Francisco, California (“Building”). The Premises are comprised of (i) that certain portion of the Building containing approximately 26,299 rentable square feet (the “Original Premises”), (ii) that certain portion of the Building containing approximately 1,251 rentable square feet (the “Additional Premises,”), and (iii) that certain portion of the Building consisting of approximately 8,891 rentable square feet (the “Second Expansion Premises”). Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease, a true and complete copy of which is attached as Exhibit B to this Agreement.

B. Assignee requires facilities in the South San Francisco area for its use and occupancy as corporate offices and research and development facilities.

C. Assignee is an entity controlling, controlled by or under common control with Assignor.

D. Assignor has agreed to assign all of its right, title and interest in the Lease and the Premises to Assignee, on the terms and conditions hereof, as a Control Permitted Assignment (as such term is defined in Section 22(b) of the Lease).

E. Assignor desires to assign the Lease and transfer exclusive occupancy and control of the Premises to Assignee, and Assignee desires to take exclusive possession and occupancy of the Premises from Assignor and assume the Lease, subject to all of the terms and conditions of the Lease and this Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the foregoing recitals and the provisions set forth below, the parties to this Agreement hereby agree as follows:

1. Assignment and Assumption. Effective as of the date first set forth above (the “Effective Date”): (a) Assignor hereby grants, conveys, assigns, releases and transfers to Assignee and Assignee’s legal representatives, heirs, successors and assigns, as a Permitted Assignment, all of Assignor’s right, title and interest as Tenant in, to and under the Lease, including but not limited to the right to possession of the Premises, along with all of the Assignor’s rights related to the permitted uses of the Premises (including, without limitation, the permitted uses authorized by that certain Letter Agreement between Landlord and Assignor dated as of March 18, 2010), and all of Assignor’s option rights to expand the Premises and all of Assignor’s Extension Rights to extend the Term of the Lease (to the extent such rights and options are assignable to Assignee in connection with this Permitted Assignment), to have and to hold the same unto Assignee and Assignee’s legal representatives, heirs or successors and assigns forever; and (b) Assignee hereby agrees to accept possession of the Premises from Assignor and to assume all of the rights, obligations and duties of the Tenant under the Lease and agrees, for the benefit of both Assignor and Landlord, to perform and discharge all such obligations and duties of Assignor as Tenant under the Lease throughout the term of the Lease, as currently scheduled to expire on November 30, 2020 (the “Term”), subject to the Extension Rights to extend the Term of the Lease, which are hereby assigned to Assignee as part of this Permitted Assignment. Assignor, as of the Effective Date, hereby covenants to deliver exclusive possession and use of the Premises to Assignee (who covenants to accept the Premises and the appurtenant rights, title and interest pursuant to the assigned leasehold interest in the Premises as hereinafter provided in their current “as is” condition), including, without limitation, all of Assignor’s right, title and interest in and to (subject, however, to those rights of Landlord set forth in the Lease, if any): (x) all leasehold improvements, fixtures and furnishings in or appurtenant to the Premises (the “Leasehold Improvements”); (y) all of the trade fixtures, furnishings, equipment and other tangible personal property of the Assignor located in the Premises or elsewhere in the Building or Project to the extent not conveyed by a separate bill of sale or otherwise (the “FF&E”); and (z) all transferable warranties, guaranties and indemnities, along with any and all transferrable service contracts and maintenance agreements between Assignor and any third party, relating or pertaining to the Premises and/or such Leasehold Improvements and FF&E, express or implied, and all similar rights which Assignor may have against any manufacturer, supplier, seller, engineer, contractor or builder, in respect of the Premises or the leasehold improvements, fixtures and furnishings therein (the “Assignable Contract Rights”); provided that Assignor shall have no duty or obligation to enforce such Assignable Contract Rights, which shall be subject to enforcement by Assignee at its sole cost and expense, and without warranty by, or liability of, Assignor with respect to the enforceability thereof.

2. No Representation regarding Condition of Premises, Building or Project. Assignee specifically acknowledges and agrees that (a) Assignor shall tender, and Assignee shall acquire and accept, possession of the Premises, and any and all Leasehold Improvements, FF&E and Assignable Contract Rights associated therewith, as of the Effective Date on an “as is with all faults” basis as of such date, and (b) neither Assignor nor any of its officers, directors, employees, representatives or agents is making any representation or warranty, either express or implied, either directly to Assignee or as a basis for reliance by any Assignor-Indemnified Person (as hereinafter defined, or by Landlord or any other successors or assigns of the Assignee’s interest in the Premises) regarding the Assignor’s rights, title or interest in the Premises and any and all Leasehold Improvements, FF&E and Assignable Contract Rights, or the physical or legal condition of any of them, including without limitation: (i) the quality, nature, adequacy and physical condition of the Project, Building or Premises, including, but not limited to, the structural elements, foundation or roof of the Building, and the electrical, mechanical, HVAC, plumbing, sewage, or utility systems, facilities and appliances of the Project and Building, or the rights of access to or use of the parking facilities of the Project, (ii) the quality, nature, adequacy, and physical condition of Project soils, geology and any groundwater conditions, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Premises, (iv) the use, habitability, merchantability, or fitness, suitability, value or adequacy of the Project, Building or Premises for any particular purpose, (v) the zoning or other legal status of the Project, Building or Premises or any other public or private restrictions on use of the Premises, (vi) the compliance of the Project, Building or Premises with any Legal Requirements (including, without limitation, the ADA), (vii) the presence of any Hazardous Materials in, on, under or about the Project, Building or Premises or any property adjoining or neighboring the Project, (viii) the condition of Assignor’s leasehold title to the Premises, and (ix) the costs and expenses of Assignee’s occupancy or use of the Project, Building and Premises. Assignee: (I) acknowledges that it has used its independent judgment and made its own determination as to the scope and breadth of its due diligence investigation relative to the legal and physical conditions of the Project, Building and Premises and the waiver of claims set forth herein; (II) agrees that any and all Claims and Losses (as defined in Section 4 below) incurred or suffered by Assignee or any Assignor-Indemnified Person that arise out of or are caused, or are contributed to, by (A) any condition of the Premises or any of the Leasehold Improvements, FF&E or Assignable Contract Rights assumed by Assignee, including, without limitation all latent defects and other unknown conditions, or (B) any actual or alleged representation or warranty made by Assignor or any of its officers, directors, employees, representatives or agents regarding any condition of the Premises or any of the Leasehold Improvements, FF&E or Assignable Contract Rights assumed by Assignee, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Assignee (except for the certifications made by Assignor pursuant to Section 7 of this Agreement), are hereby excluded from Assignor’s indemnity obligations under Section 5 of this Agreement (the “Excluded Claims and Losses”), and (III) to the fullest extent permitted by law, hereby releases Assignor and all Assignee-Indemnified Persons from any and all Excluded Claims and Losses suffered by Assignee and/or any Assignor-Indemnified Person, and assumes the risk of all unknown conditions and unknown and unsuspected Claims and Losses. Notwithstanding the discovery or existence of any additional or different conditions, claims or facts relative thereto, the Assignee hereby waives the provisions of Section 1542 of the Civil Code of the State of California applicable to Assignee’s foregoing waivers and its general release of Assignor and all Assignee-Indemnified Persons from Excluded Claims and Losses, which read as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Covenants. Assignor and Assignee hereby covenant that they shall, at any time and from time to time, upon written request therefor, execute and deliver to the other party, its successors and assigns, any new or confirmatory instruments which may be reasonably necessary in order to effectuate the assignment and assumption set forth in Section 1 of this Agreement. Assignor further covenants not to knowingly do or permit to be done anything that would constitute a violation or breach of any of the terms, conditions or provisions of the Lease by Assignor, if such violation or breach could cause the Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture or any similar remedies reserved by or vested in Landlord, nor shall Assignor exercise any right of termination of the Lease without the prior written consent of Assignee, which consent may be withheld by Assignee in its sole discretion; provided that no consent of the Assignee shall be required following the occurrence of any Default after the date of this Agreement (unless such Default is solely attributable to the acts or omissions of Assignor, or unless such Default has been completely and unconditionally waived by Landlord, or Assignee’s cure of such Default has been acknowledged by Landlord, in writing, with a copy of such written waiver or acknowledgment provided to Assignor).

4. Assignee’s Indemnification of Assignor under the Lease. Assignee shall defend, protect, indemnify, and hold Assignor (and its affiliates, along with the directors, officers, agents and employees of Assignor and its affiliates, collectively with the Assignor, the “Assignee-Indemnified Persons”) harmless from and against any and all liabilities, obligations, claims, actions, suits or proceedings, and all losses, damages and fines (including those arising from the loss of life, personal injury and/or property damage, collectively, “Claims and Losses”) and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs), suffered or incurred by any Assignee-Indemnified Person and arising, directly or indirectly, from or out of any failure by Assignee to perform Assignee’s obligations under this Agreement, or any breach or alleged breach or violation of any of the Assignee’s obligations, as Tenant under the Lease or as the tenant in possession of the Premises, in equity or by operation of law (including, without limitation, any holdover occupancy resulting from Assignee’s failure to timely surrender the Premises in the condition required by the Lease upon the expiration or earlier termination of the Lease Term), or otherwise arising in connection with the Lease or the occupancy or use of the Premises, Building or Project, or the common areas of the Building or Project, by Assignee or any of its affiliates (or by any assignee, subtenant, licensee or successor to the interests assigned to Assignee pursuant to this Agreement), to the extent occurring or alleged to have occurred from and after the Effective Date, including, without limitation, the failure of any alterations, repairs or improvements made in or about the Premises after the Effective Date, or made by or for the Assignee to Building or Project, or in the common areas of the Building or Project (the “Assignee Alterations”) to comply with the applicable requirements of the Lease or any Legal Requirement (including, but not limited to, the ADA), and the cost of removing any leasehold improvements or alterations (including, without limitation, any Leasehold Improvements), as well as any personal property remaining in the

Premises after the expiration or earlier termination of the Lease (including, without limitation, any FF&E), whether existing or located in the Premises as of the Effective Date or made by or for Assignee as Assignee Alterations, if such removal is a Landlord requirement of the effective surrender of the Premises, as permitted under the Lease. Assignee hereby covenants and warrants that, in taking possession and control of the Premises with all Leasehold Improvements, FF&E and any other personal property of the Assignor located therein or about the Building or Project, and in assuming any Assignable Contract Rights, in their “as is” condition, the foregoing indemnification obligations of the Assignee shall extend to any and all Excluded Claims and Losses (including, without limitation, reasonable attorneys’ fees and costs), suffered or incurred by Assignor or any Assignee-Indemnified Person, directly or indirectly.

5. Assignor’s Indemnification of Assignee under the Lease. Assignor shall defend, protect, indemnify, and hold Assignee (and its affiliates, along with the directors, officers, agents and employees of Assignee and its affiliates, collectively with the Assignee, the “Assignor-Indemnified Persons”) harmless from and against any and all Claims and Losses (exclusive of the Excluded Claims and Losses), and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs), suffered or incurred by any Assignor-Indemnified Person and arising, directly or indirectly, from or out of any failure by Assignor to perform Assignor’s obligations under this Agreement, or any breach or alleged breach or violation of any of the Assignor’s obligations, as Tenant under the Lease or as the tenant in possession of the Premises, in equity or by operation of law, to the extent accruing prior to the Effective Date in connection with the Lease or Assignor’s occupancy of the Premises or the Building.

6. Insurance. Assignee shall also use diligent and prompt efforts following the date of this Agreement to provide Landlord and Assignor with the certificates of insurance satisfying the requirements of the Lease, and in any event such certificates, showing the information required pursuant to Section 17 of the Lease, including, without limitation, the endorsements required for the naming of the additional insureds required under the Lease and this Agreement, shall be delivered to Landlord prior to the Effective Date, and to Assignor upon Assignor’s request. Assignee acknowledges and agrees that the Assignor’s right to carry the commercial general liability insurance coverage required to be maintained by the Tenant pursuant to Section 17 of the Lease (the “Tenant’s CGL Insurance”) in the form of a claims-made policy (instead of as an occurrence-based policy) is not a right assigned (or assignable) to the Assignee pursuant to this Agreement; and Assignee therefore covenants to Assignor that Assignee shall maintain the Tenant’s CGL Insurance coverage in the form of an occurrence-based policy. Along with Alexandria Real Estate Equities, Inc., Landlord, and its officers, directors, employees, managers, agents, invitees and contractors, Assignee shall cause the Tenant’s CGL Insurance policy and the umbrella policy required to be maintained by the Tenant pursuant to Section 17 to be endorsed to name the Assignor as an additional insured; and Assignee shall provide Assignor with certificates of insurance, showing the limits of coverage required to be maintained by the Tenant under the Lease and showing Assignor as an additional insured, from time to time upon Assignor’s request. Additionally, Assignee covenants to provide Landlord with any and all notices of cancellation of any of Assignee’s insurance policies required to be maintained pursuant to this Agreement in accordance with those notice requirements set forth in Section 17 of the Lease, and to provide a copy of any such notice to Assignor contemporaneously with Assignee’s delivery thereof to Landlord. Conditioned upon Assignee’s satisfaction of all of the other insurance obligations of the Tenant set forth in the Lease, the insurance policies maintained by Assignee shall provide primary coverage (as between Sublessee and Tenant) to Landlord under the Lease, Assignor and Assignee each hereby releases the other and waives its respective rights of recovery against the other for direct or consequential loss or damage arising out of or incident to the perils covered by property insurance carried by such party to the extent of such insurance and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

7. Certifications of Assignor.

(a) Assignor hereby certifies to Assignee the following information with respect to the Lease and agrees that Assignee may rely upon the same:

(i) The Lease is in full force and effect and has not been modified or amended, except pursuant to written amendments or modifications previously provided by Assignor to Assignee;

(ii) To the best of Assignor’s knowledge and belief, there is no default by Landlord under the Lease and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default by Landlord under the Lease; and

(iii) Assignor has not entered into any sublease, assignment or any other agreement transferring any of its interest in the Lease or the premises subject to the Lease prior to the date of this Agreement.

(b) Assignor hereby certifies to Landlord that the Assignee is an entity controlled by, controlling or under common control with Assignor as required for the assignment of the Lease pursuant to this Agreement to qualify as a Control Permitted Assignment in accordance with the terms and conditions of such a Permitted Assignment as are set forth in Section 22 of the Lease, and agrees that Landlord may rely upon such certification.

8. Authority. Each party represents and warrants to the other that it has full power and authority to execute and fully perform its obligations under this Agreement (and Assignee further represents and warrants that it has full power and authority to fully perform its obligations under the Lease) pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of such party are duly designated agents and are authorized to do so.

9. Notices. From and after the Effective Date, notices to the Assignor and Assignee under the Lease shall be addressed, respectively, to:

Assignor:

180 Oyster Point

South San Francisco, CA 94080

Attention: Mr. Rick Smith

With a copy to:

180 Oyster Point

South San Francisco, CA 94080

Attention: Vice President, Corporate Legal

Assignee:

650 Gateway Boulevard, Suite 100

South San Francisco, CA 94080

Attn: Chief Financial Officer

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which, taken together, shall constitute one and the same instrument.

11. No Modification of Lease; Limitations on Further Assignments. There shall be no further assignment of the Lease, nor any subletting of all or any portion of the Premises demised under the Lease, except in accordance with the terms and conditions of the Lease; and nothing contained herein shall be construed to modify, waive, impair, or affect any of the terms, covenants or conditions contained in Section 22 of the Lease, including, without limitation, Landlord’s rights thereunder. Without limiting the foregoing, as between Assignor and Assignee with respect to any proposed subletting of all or any portion of the Premises or assignment of the Lease by Assignee: (a) to the extent that the consent of Landlord to such assignment or subletting is required pursuant to Section 22 of the Lease, Assignee shall request both

Landlord’s and Assignor’s consent to such further assignment or subletting; and (b) Assignor’s rights with respect to any such request by Assignee for Assignor’s consent to any further assignment or subletting by Assignee shall be the rights of Landlord under Section 22 of the Lease.

12. Binding Effect. This Agreement will be binding upon and inure to the benefit of the successors and assigns of each party.

13. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California without giving effect to its conflicts-of-laws principles.

IN WITNESS WHEREOF, the parties have executed this Assignment of Tenant’s Interest in Lease and Assumption of Lease Obligations as of the date first set forth above.

ASSIGNOR		ASSIGNEE

Elan Pharmaceuticals, Inc. a Delaware corporation		Prothena Biosciences Inc a Delaware corporation

By:	/s/ John L. Donahue	By:	/s/ John Randall Fawcett

Name:	John L. Donahue	Name:	John Randall Fawcett

Title:	Secretary	Title:	Chief Financial Officer and Treasurer

EXHIBIT A

PREMISES

A-1

EXHIBIT B

LEASE

A-2